Exhibit 99.1

Contact:
Sean K.F. Hannan, Vice President, Investor Relations Sean.Hannan@ttmtech.com +1 339 466 7737

TTM Technologies, Inc. Completes Acquisition of Epiq Solutions, Enhancing TTM’s Strategic A&D Portfolio

SANTA ANA, Calif., September 30, 2026 — TTM Technologies, Inc. (NASDAQ: TTMI) (“TTM”), a leading global manufacturer of technology products, including mission systems, radio frequency (“RF”) components, RF microwave/microelectronic assemblies, and technologically advanced interconnect products, including printed circuit boards (“PCBs”) and substrates, announced today that it has completed its acquisition of EPIQ Design Solutions LLC (“Epiq”), a premier provider of open-architecture, AI-enabled software-defined radios (“SDRs”), high-performance RF products and radiation-tolerant space compute solutions supporting mission-critical signals intelligence and electronic warfare applications.

Through the close of the transaction, TTM adds a talented management and operational team focused on critical technologies in the long-cycle Aerospace & Defense end market, with strategic and complementary capabilities that TTM expects will bolster TTM’s long-term growth strategy. The addition of Epiq adds:

•	Highly complementary technology offerings that enable full command of the RF spectrum through small-form-factor, software-driven solutions;

•	Accelerated momentum to TTM’s “up the chain” vertical integration strategy across land, air, sea, and space domains through multiple defense and commercial expansion opportunities;

•	Cutting edge technologies optimized for size, weight, and power (SWaP) rooted in open architectures supporting defense and commercial markets

Financial contributions from the newly acquired Epiq business are expected to be immediately accretive to adjusted EBITDA, moderately dilutive to non-GAAP diluted EPS in 2027, and accretive to non-GAAP diluted EPS in 2028.

“The completion of the Epiq acquisition is an exciting moment for TTM as we welcome a very strong management team and a profitable, well-established business that provides innovative capabilities for our A&D customers and bolsters our overall technology portfolio,” said Edwin Roks, President and Chief Executive Officer of TTM Technologies.

Terms of the Transaction & Financing

The purchase of Epiq was completed as an all-cash transaction for $1.1 billion, subject to certain customary adjustments at closing. TTM funded the purchase price, including all related fees and adjustments, from (i) a portion of the proceeds of borrowings from a $300 million incremental senior secured term loan A and $800 million incremental senior secured term loan B and (ii) a portion of the proceeds from the previously disclosed completed offering of TTM’s 6.750% senior notes due 2034. The closing of the incremental term loans occurred concurrently with the completion of the Epiq acquisition.

Guggenheim Securities, LLC served as the exclusive financial advisor and Polsinelli PC served as exclusive legal adviser to TTM for the acquisition of Epiq.

Contact:
Sean K.F. Hannan, Vice President, Investor Relations Sean.Hannan@ttmtech.com +1 339 466 7737

About TTM

TTM Technologies, Inc. is a leading global manufacturer of technology products, including mission systems, RF components, RF microwave/microelectronic assemblies, and technologically advanced interconnect products, including PCBs and substrates. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop design, engineering and manufacturing services enable customers to reduce the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Safe Harbor Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general market and economic conditions, including interest rates, currency exchange rates, and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers, and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TTM’s public reports filed with the SEC.